Exhibit 10.36
Drug Product Development and Clinical Supply Agreement
THIS AGREEMENT (“Agreement”) is effective as of the 20th day of January 2006 (“Effective Date”).
BY AND BETWEEN:
OMEROS CORPORATION, a corporation organized and existing under the laws of Washington, with its principal offices located at 1420 Fifth Avenue, Suite 2600, Seattle, Washington 98101 (hereinafter referred to as “CLIENT”)
AND:
ALTHEA TECHNOLOGIES, INC., a Delaware corporation, with a place of business located at 11040 Roselle Street, San Diego, CA 92121 (hereinafter referred to as “ALTHEA”);
WHEREAS CLIENT has formulations and/or know-how related to each Drug Product, as defined below;
WHEREAS ALTHEA has the expertise and the manufacturing facility suitable for the Production of Drug Product;
WHEREAS, CLIENT wishes to have ALTHEA Produce Drug Product and ALTHEA wishes to Produce Drug Product for CLIENT;
NOW, THEREFORE, in consideration of the premises and the undertakings, terms, conditions and covenants set forth below, the parties hereto agree as follows:
Article 1, DEFINITIONS.
1.1	AFFILIATE of a party hereto shall mean any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

1.2	APPLICABLE LEGAL REQUIREMENTS shall mean all laws, rules, regulations, ordinances, guidance, guidelines, and standards of any international, national, state, or local governmental authority that are applicable to the Development, Production, or other services described in a particular Project Plan or to other activities or obligations under this Agreement, including without limitation (a) cGMP, to the extent applicable as set forth in a Project Plan, (b) all

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other applicable regulations and regulatory guidance promulgated by the FDA and (c) applicable International Conference on Harmonisation Guidance.
1.3	BATCH shall mean a specific quantity of a Drug Product comprising a number of units mutually agreed upon between CLIENT and ALTHEA, and that (a) is intended to have uniform character and quality within specified limits, and (b) is produced according to a single manufacturing order during the same cycle of manufacture.

1.4	APIs shall mean the active pharmaceutical ingredients, as set forth in the Project Plan, to be supplied by CLIENT for use in Production of Drug Product.

1.5	cGMP shall mean current Good Manufacturing Practices as defined in the FDA rules and regulations, 21 CFR Parts 210-211.

1.6	CANCELLATION FEES shall mean the fees that may be payable by CLIENT in the event that CLIENT cancels the Production of any Batch of Drug Product set forth in the Project Plan, as further described and set forth in Section 3.3.

1.7	COMPONENTS shall mean all Components used by ALTHEA in Production of Drug Product under this Agreement. Components are listed in the Project Plan and are identified as Components supplied by CLIENT (“CLIENT Supplied Components”) or Components supplied by ALTHEA (“ALTHEA Supplied Components”).

1.8	CONFIDENTIAL INFORMATION shall mean all information and data provided by one party to the other party except any portion of such information and data which:
(i)	is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party;

(ii)	is disclosed to the recipient by a third person who has the legal right to make such disclosure;

(iii)	is or becomes part of the public domain through no fault of the recipient; or

(iv)	the recipient can reasonably establish by its written records is independently developed by recipient without use of the information disclosed by the disclosing party.
1.9	ALTHEA SOPs shall mean ALTHEA’s applicable Standard Operating Procedures which shall be reviewed and approved by CLIENT prior to entering into each Project Plan.

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1.10	DEVELOPMENT shall mean studies conducted by ALTHEA to develop a process to Produce Drug Product, in accordance with the Specifications and cGMP. Development activities shall be identified in the Project Plan.

1.11	DRUG PRODUCT shall mean each of CLIENT’s pharmaceutical product(s) for which CLIENT is engaging ALTHEA hereunder to Produce bulk or finished dosage form, as further set forth in an applicable Project Plan, for development and/or clinical use only by CLIENT or its designees.

1.12	FDA shall mean the United States Food and Drug Administration or any successor entity thereto.

1.13	FD&C ACT shall mean the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. Section 301, et seq., as may be amended from time to time.

1.14	IND shall mean an Investigational New Drug Application for Drug Product, as defined in the rules and regulations promulgated by FDA, including without limitation 21 CFR 312.3.

1.15	LABELING shall mean all labels and other written, printed, or graphic matter upon: (i) Drug Product or any container, carton, or wrapper utilized with Drug Product or (ii) any written material accompanying Drug Product.

1.16	MASTER BATCH RECORD (MBR) shall mean the formal set of instructions for Production of Drug Product. The MBR shall be developed and maintained in ALTHEA’s standard format by ALTHEA, using CLIENT’s master formula and technical support, and shall be approved in writing by CLIENT.

1.17	PRODUCTION or PRODUCE shall mean the formulation, filling, packaging, inspection, labeling, and/or testing of Drug Product by ALTHEA, as further set forth in the applicable Project Plan and as the context requires.

1.18	PRODUCT SPECIFICATION SHEET shall mean a listing of the analytical testing and corresponding Specifications, to be performed on the APIs and/or Drug Product in connection with the stability program and as further described in the applicable Project Plan.

1.19	PROJECT PLAN shall mean each document agreed upon by the parties from time to time that contains the parameters for Production of a Drug Product by ALTHEA hereunder. Each Project Plan shall be initially developed by ALTHEA and, if acceptable to CLIENT, agreed to in writing by CLIENT. Each Project Plan shall include the details of the project relating to a particular Drug Product, including without limitation (a) the scope of work to be performed and deliverables to be delivered by ALTHEA, (b) the Purchase Price that CLIENT will pay for the work to be performed by ALTHEA, (c) the timeline for performance of work by ALTHEA, and (d) the Quality Management Agreement applicable to the work to be performed by ALTHEA under the Project Plan.

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Prior to commencing Production of any Drug Product, ALTHEA shall deliver two (2) signed originals of the Project Plan to CLIENT. CLIENT shall review the Project Plan and, if CLIENT finds the Project Plan acceptable, shall sign both originals of the Project Plan and return one (1) fully executed original to ALTHEA. Each fully executed Project Plan shall be incorporated herein by reference and made a part of this Agreement. In the event of any inconsistency between the terms within the body of this Agreement and the terms contained in any Project Plan, including without limitation any Quality Management Agreement within any such Project Plan, the terms within the body of this Agreement shall govern. ALTHEA shall have no obligation for Production of a Drug Product until CLIENT has executed and returned the Project Plan for such Drug Product to ALTHEA.
1.20	PURCHASE PRICE shall mean the amount to be paid by CLIENT for Development, Production, and any other services to be performed by ALTHEA as specified in each Project Plan.

1.21	REGULATORY AUTHORITY shall mean those agencies or authorities responsible for regulation of Drug Product in the United States and overseas, including without limitation FDA. ALTHEA shall have no obligation to Produce Drug Product in compliance with the requirements of a Regulatory Authority other than FDA unless specified in the applicable Project Plan or the other terms of this Agreement.

1.22	RELEASED EXECUTED BATCH RECORD shall mean the completed batch record and associate deviation reports, investigation reports, and Certificates of Analysis created for each Batch of Drug Product.

1.23	SPECIFICATIONS shall mean those specifications set forth in the Product Specification Sheet and the Master Batch Record for Drug Product, and to the extent that ALTHEA is required to test the APIs, for the APIs.
Article 2, DEVELOPMENT AND PRODUCTION OF DRUG PRODUCT.
2.1	General, Initiation:
(a)	ALTHEA shall, and shall cause all permitted Subcontractors to, perform all Development, Production, and other services hereunder (i) in a professional manner and in accordance with high standards of care and diligence consistent with industry practices, (ii) in compliance with the terms and conditions of this Agreement, including without limitation the applicable Project Plans and the schedules included therein, (iii) in compliance with all Applicable Legal Requirements, and (iv) in compliance with the applicable ALTHEA SOPs, and (e) in compliance with all reasonable direction and requests of CLIENT.

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(b)	Upon execution of this Agreement and the corresponding Project Plan for each Drug Product, ALTHEA shall, to the extent set forth in the Project Plan, commence Development of such Drug Product pursuant to the timeline set forth in the Project Plan. Upon execution of this Agreement and the corresponding Project Plan for each Drug Product, ALTHEA shall commence Production of such Drug Product pursuant to the Project Plan.
2.2	Documentation: The Master Batch Record shall be reviewed and approved by ALTHEA and by CLIENT in writing (including by letter, e-mail or by signing the Master Batch Record) prior to commencement of Production. Any material change to an approved Master Batch Record will be reviewed and approved by ALTHEA and by CLIENT in writing (including by letter, e-mail or by signing a change order) prior to said change being implemented. Each Batch of Drug Product shall be Produced by using a copy of the Master Batch Record. Each copy of the Master Batch Record for such Batch of Drug Product shall be assigned a unique batch number. Any deviation from the manufacturing process specified in the Master Batch Record must be documented in the copy of the Master Batch Record for that Batch. ALTHEA shall provide CLIENT in a timely manner with required supporting Development and Production documentation and any other information required for regulatory filings related to the Drug Product in a form reasonably suitable for CLIENT’s submission to the FDA or other Regulatory Authority, including without limitation Master Batch Records, other batch records, protocols, other written processes and procedures directly related to the CLIENT’s Drug Product and any other documents that are reasonably necessary or useful for CLIENT to use and/or transfer all methods and other work product resulting from the Development and Production services performed by ALTHEA under this Agreement. Employees, consultants, agents or contractors of CLIENT or CLIENT’s Affiliates shall have the right to reference or submit the foregoing to the applicable Regulatory Authorities in support of an IND or other regulatory filing related to the Drug Product, or otherwise in support of CLIENT’s efforts to develop, conduct clinical trials for, formulate, manufacture, test, and seek regulatory approval for the Drug Product.

2.3	APIs and Components Supply: CLIENT, at its sole cost and expense (including, without limitation, shipping costs), shall supply to ALTHEA, in a timely manner, (a) all APIs required to satisfy the terms of this Agreement and (b) any other CLIENT Supplied Components, all to be delivered to ALTHEA as set forth in the applicable Project Plan for Production of such Drug Product. Except as may specifically be set forth in the Project Plan, on receipt of the APIs and CLIENT Supplied Components as set forth above, ALTHEA’s sole obligation with respect to evaluation of the APIs and CLIENT Supplied Components shall be to review the accompanying certificate of analysis to confirm that the APIs and CLIENT Supplied Components (if applicable) conform with the Specifications and component specifications, respectively.

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2.4	APIs and Component Delivery Delays: ALTHEA shall have no responsibility for delays in delivery of Drug Product caused by delays in receipt of APIs to be supplied by CLIENT under a Project Plan or other CLIENT Supplied Components. Notwithstanding anything in this Agreement to the contrary, in the event that ALTHEA receives the APIs for Production of Drug Product from CLIENT with less time than set forth in the applicable Project Plan prior to the scheduled date of Production of such Drug Product, but within sufficient time to Produce such Drug Product on such scheduled date as determined by ALTHEA in its reasonable discretion, ALTHEA may charge CLIENT up to an additional fee of [†] for labor or expenses resulting from such delay incurred by ALTHEA, which shall be paid promptly to ALTHEA prior to Production, and ALTHEA shall Produce such Drug Product as per the original schedule. Notwithstanding anything in this Agreement to the contrary, in the event that ALTHEA receives the APIs for Production of Drug Product from CLIENT with less time than set forth in the applicable Project Plan prior to the scheduled date of Production of such Drug Product, and without sufficient time to Produce such Drug Product on the scheduled date as determined by ALTHEA in its reasonable discretion, ALTHEA shall reschedule Production of such Drug Product and shall charge CLIENT the applicable Cancellation Fee, if any, as further set forth in Section 3.3.

2.5	Importer of Record: In the event any material or equipment to be supplied by CLIENT, including without limitation CLIENT Supplied Components and APIs, is imported into the United States for delivery to ALTHEA (“Imported Goods”), CLIENT shall be the “Importer of Record” of such Imported Goods. As the Importer of Record, CLIENT shall be responsible for all aspects of the Imported Goods including, without limitation (a) customs and other regulatory clearance of Imported Goods, (b) payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the importation and delivery of the Imported Goods, and (c) keeping all records, documents, correspondence and tracking information required by applicable laws, rules and regulations arising out of or in connection with the importation or delivery of the Imported Goods.

2.6	Material Safety Data Sheet: CLIENT shall provide ALTHEA a Material Safety Data Sheet for APIs and, if available, for each Drug Product. ALTHEA shall immediately notify CLIENT of any unusual health or environmental occurrence relating to Drug Product, including, but not limited to any claim or complaint by any employee of ALTHEA or any of its Affiliates or third party that the operations of ALTHEA pursuant to this Agreement have resulted in any adverse health or safety effect on an employee or third party. ALTHEA agrees to advise CLIENT immediately of any unexpected safety or toxicity problems of which it becomes aware regarding the Drug Product.

2.7	Vendor and Supplier Audit and Certification: CLIENT shall be provided the opportunity to and shall have the right to certify and audit all Drug Product- related vendors and suppliers, the identity of which shall be provided to CLIENT by ALTHEA upon request by CLIENT, and if CLIENT does not so certify and audit such vendors and suppliers, shall be deemed to have approved ALTHEA’S

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selection of vendors and suppliers by way of signing this agreement. If CLIENT has a reasonable objection to any of ALTHEA’s vendors or suppliers, CLIENT shall so inform ALTHEA and the parties shall work together in good faith to identify an alternate supplier or otherwise resolve the issue. ALTHEA shall inform CLIENT in writing of any change in ALTHEA’s suppliers and vendors used in the Production of Drug Product. Except for the CLIENT Supplied Components identified in a Project Plan, the cost for all materials and ALTHEA Supplied Components, including any required testing and evaluation, which shall be performed by ALTHEA, shall be included in the Purchase Price.
2.8	Storage; Delivery Terms: ALTHEA shall store all APIs and all Drug Product under conditions that comply with the Specifications, any requirements set forth in the Project Plan, and any other reasonable written instructions of CLIENT, as applicable. Notwithstanding anything herein seemingly to the contrary, ALTHEA shall be liable for risk of loss of APIs, CLIENT Supplied Components and Drug Product while in the possession of ALTHEA. ALTHEA shall ship all Drug Product to CLIENT or to CLIENT’s designated consignee under conditions that comply with the Specifications, any requirements set forth in the Project Plan, and any other reasonable written instructions of CLIENT, as applicable. All shipments shall be shipped FOB ALTHEA, by a common carrier designated by CLIENT, at CLIENT’s expense; provided, however, ALTHEA shall be responsible for the loading of the Drug Product on departure and shall bear risk of loss and all costs of such loading. CLIENT shall procure, at its cost, insurance covering damage or loss of Drug Product during shipping. All shipping instructions of CLIENT shall be accompanied by the name and address of the recipient and the shipping date.

2.9	Exporter of Record: CLIENT shall be the exporter of record for any Drug Product shipped out of the United States, as CLIENT shall be and shall remain the owner of the Drug Product, as between the parties. CLIENT warrants that all shipments of Drug Product exported from the United States will be made in compliance with all applicable United States export laws and regulations and all applicable import laws and regulations into the country of importation.

CLIENT shall be responsible for obtaining and paying for any licenses or other governmental authorization(s) necessary for the exportation from the United States. CLIENT shall select and pay the freight forwarder who shall solely be CLIENT’s agent. CLIENT and its freight forwarder shall be solely responsible for preparing and filing the Shipper’s Export Declaration and any other documentation required for the export.

2.10	Foreign Corrupt Practices Act. CLIENT acknowledges that it is not the agent of ALTHEA and represents and warrants that it has not, and covenants that it will not, pay anything of value to any government employee in connection with the resale of the Product.

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2.11	Deposits and Payment for Drug Product and Development: Promptly upon execution of each Project Plan, CLIENT shall pay to ALTHEA [†] of the total fees of each Project Plan, unless otherwise set forth in the Project Plan. Thereafter, ALTHEA will invoice CLIENT monthly based on the specific services completed and/or milestones met during the month. A payment schedule may be set forth in each Project Plan. CLIENT shall pay all invoices within thirty (30) days of receipt by CLIENT. Any payment due under this Agreement not received within the times noted above shall bear interest at the lesser of (a) the maximum rate permitted by law, and (b) 1.5% per month on the outstanding balance compounded monthly. Not withstanding the above provisions of this Section 2.11, CLIENT may withhold until resolved payment of any invoices that are disputed in good faith due to any Drug Product or other deliverable failing to meet standards set forth in the applicable Project Plan.

2.12	Default in Payment Obligations: In addition to all other remedies available to ALTHEA in the event of a CLIENT default, if CLIENT fails to make payments as required hereunder, ALTHEA may take appropriate measures to assure prompt and full payment, including any one of the following measures: refuse to Produce any Drug Product until CLIENT’s account is paid in full; modify the foregoing terms of payment; place the account on a letter of credit basis; require full or partial payment in advance; suspend deliveries of Drug Product until CLIENT provides assurance of performance reasonably satisfactory to ALTHEA, or take other reasonable means as ALTHEA may determine.

2.13	Returns: Drug Product returned by third parties is the responsibility of CLIENT.

2.14	Subcontractors. ALTHEA shall not subcontract to any third parties (in such capacity, “Subcontractors”) any Development, Production, or other services that ALTHEA is obligated to perform under this Agreement without, in each case, CLIENT’s prior written approval, at CLIENT’s sole discretion. If ALTHEA proposes use of Subcontractors for particular services, CLIENT may require access to such Subcontractors for audit purposes. If CLIENT preapproves a Subcontractor in writing, (a) ALTHEA shall enter into an agreement with such Subcontractor that requires Subcontractor to meet all performance standards hereunder, that contains confidentiality and non-use terms at least as strict as those set forth in Article 9 below, that includes intellectual property rights and obligations consistent with those set forth in Article 10 below, and that includes any other terms necessary to ensure that ALTHEA meets its obligations under this Agreement, and (b) no such subcontracting by ALTHEA shall relieve ALTHEA of, and ALTHEA shall remain primarily liable for, its obligations under this Agreement. The parties may, at their discretion, designate in a Project Plan certain Subcontractors approved by CLIENT for services to be performed under that particular Project Plan.

2.15	Drug Product Substitution. At CLIENT’s request, from time to time, ALTHEA shall substitute for Production that has been scheduled under a Project Plan another Drug Product of CLIENT or its designee. ALTHEA shall accept each such

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substitution unless CLIENT and ALTHEA agree, in their reasonable discretion and after a good-faith discussion and reasonable evaluation of relevant factors, that such particular substitution is not feasible for technical reasons. In the event of any such substitution, the parties shall negotiate in good faith to amend the Project Plan as appropriate, including without limitation by adjusting the dates, deadlines and Purchase Price set forth in the Project Plan to the extent impacted by such Drug Product substitution.
Article 3, TERM AND TERMINATION.
3.1	Term: Unless sooner terminated pursuant to Section 3.2 herein, this Agreement shall commence on the date first above written and will continue until one (1) year after the satisfactory completion of Development and Production and all other services set forth in all outstanding Project Plans, as well as the satisfactory delivery of all deliverables set forth in all outstanding Project Plans (the “Term”). Notwithstanding the foregoing, the parties shall be free to extend the Term by mutual written agreement even if no Project Plans are outstanding, in contemplation of entering into Project Plans in the future.

3.2	Termination: This Agreement may be terminated at any time upon the occurrence of any of the following events:
3.2.1	Termination for Breach: Either party may terminate this Agreement upon the breach of any provision of this Agreement by the other party if such breach is not cured by the breaching party within thirty (30) calendar days (or such additional time reasonably necessary to cure such default provided the breaching party has commenced a cure within the thirty (30) day period and is diligently pursuing completion of such cure) after receipt by the breaching party of written notice of such default. At the option of the non-breaching party, such termination may be with respect to the entire Agreement, or only with respect to the Project Plan that is subject to the breach.

3.2.2	Termination for Financial Matters: This Agreement may be terminated immediately by either party by giving the other party written notice thereof in the event such other party makes a general assignment for the benefit of its creditors, or proceedings of a case are commenced in any court of competent jurisdiction by or against such party seeking (a) such party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such party’s property, or (c) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or

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an order with respect to the foregoing shall be entered and continue unstated, for a period of more than sixty (60) days without the entry of an order by a court of competent jurisdiction or other action by a duly appointed receiver or trustee that will ensure performance by such other party.
3.2.3	Termination by Omeros: This Agreement or any Project Plan may by terminated by CLIENT without cause by providing written notice of termination to Althea, which action shall subject Omeros to the payment of any penalties that may be applicable for any uncompleted Project Plan(s) as provided in Section 3.3(b) below.
3.3	Payment on Termination; Cancellation Fees:
(a)	In the event of the termination of this Agreement, CLIENT shall reimburse ALTHEA for (a) its documented, reasonable out-of-pocket costs for all ALTHEA Supplied Components ordered prior to termination and not cancelable at no cost to ALTHEA, (b) all work-in-process commenced by ALTHEA that has been performed in accordance with the terms of this Agreement and applicable Project Plan(s), and (c) all finished Drug Product produced and delivered in accordance with the terms of this Agreement and applicable Project Plan(s) that is delivered to CLIENT.

(b)	In the event of cancellation by CLIENT of the Production of any Batch set forth in a Project Plan that has been scheduled by written agreement of ALTHEA and CLIENT or in the event of termination of this Agreement prior to completion of any such scheduled Batch, ALTHEA shall use its best efforts to sell the manufacturing time and capacity created as a result of such cancellation or termination to another customer and otherwise mitigate ALTHEA’s losses. In the event that the manufacturing time and capacity created as a result of CLIENT’s cancellation of Production of any such scheduled Batch or the termination of this Agreement prior to completion of any such scheduled Batch has not been sold by ALTHEA, except for any cancellation or termination by CLIENT pursuant to Section 3.2.1, ALTHEA may at its option charge CLIENT and CLIENT shall then pay the Cancellation Fees as hereinafter set forth: (i) CLIENT is subject to a charge of [†] of the budgeted Batch price if the Batch is canceled less than [†] from the scheduled fill date, (ii) a charge of [†] of the budgeted Batch price if the Batch is canceled less than [†] from the scheduled fill date, and (iii) a charge of [†] of the budgeted Batch price if the Batch is canceled less than [†] from the scheduled fill date. In addition, CLIENT must compensate ALTHEA for any documented, reasonable out-of-pocket costs for all ALTHEA Supplied Components ordered by ALTHEA prior to termination and not cancelable at no cost to ALTHEA, non-cancelable materials ordered or testing completed by ALTHEA, except to any extent such costs have been paid in accordance with Section 3.3.(a) above. For

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purposes of the foregoing, one (1) week is equivalent to seven (7) days. Following termination or upon notice that CLIENT has cancelled Production of a Batch, as applicable, ALTHEA shall ship all completed Drug Product and all Components and other materials for which CLIENT is obligated to reimburse ALTHEA pursuant to the foregoing, to CLIENT at CLIENT’s cost and per CLIENT’s instructions. CLIENT shall make payment for all expenses described in Section 3.3 thirty (30) days from receipt of the invoice. Notwithstanding anything herein to the contrary, CLIENT shall have no obligation to pay any Cancellation Fees or other amounts to ALTHEA in the event that this Agreement is terminated by CLIENT pursuant to Section 3.2.1 above.
3.4	Survival: Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Sections 3, 6, 9, 10, 11, 12, 13, 14, and 15 hereof shall survive expiration or termination of this Agreement for the time period set forth therein, or if no time period is set forth therein, then indefinitely.
Article 4, CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE.
4.1	Certificates of Analysis: At CLIENT’s cost and expense, as set forth in the applicable Project Plan, ALTHEA shall test, or cause to be tested by third parties, in accordance with the Specifications, each Batch of Drug Product Produced pursuant to this Agreement before delivery to CLIENT. A certificate of analysis for each Batch delivered shall set forth the items tested, Specifications, and test results. ALTHEA shall also ensure that all batch Production and control records have been reviewed and approved by the appropriate quality control unit and shall so indicate on the final page of the Released Executed Batch Record. ALTHEA shall send, or cause to be sent, such certificates and the Released Executed Batch Record to CLIENT prior to the shipment of Drug Product (unless Drug Product is shipped under quarantine). Unless otherwise set forth in the applicable Project Plan, ALTHEA shall also provide samples of all Batches of Drug Product Produced under this Agreement, as further described in Section 5.1 below. Unless otherwise set forth in the Project Plan, CLIENT shall test, or cause to be tested, for final release, each Batch of Drug Product as meeting the Specifications. As required by the FDA (see Section 5.2 below), CLIENT assumes full responsibility for final release of each Batch of Drug Product. All costs associated with ALTHEA performing testing and providing certificates of analysis and other documentation as set forth in this Section 5.1 shall be deemed included within the Purchase Price set forth in the applicable Project Plan and Client shall pay no additional amounts therefore.

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4.2	Manufacturing Compliance: ALTHEA shall advise CLIENT immediately if an authorized agent of FDA or any other Regulatory Authority visits ALTHEA’s manufacturing facility and makes an inquiry regarding ALTHEA’s Production of Drug Product for CLIENT or otherwise communicates orally or in writing with ALTHEA about any Drug Product for which services are performed hereunder. In the event of an inspection of an ALTHEA facility relating to a Drug Product or any services performed for CLIENT hereunder, CLIENT may send, at its own expense, representatives to the ALTHEA Facility to participate in any portion of such inspection directed to the Drug Product or the services performed under this Agreement. ALTHEA shall supply CLIENT with copies of any written communications from any Regulatory Authority that relate to the Drug Product or the services performed hereunder, whether such communications arise out of a facility inspection or otherwise. ALTHEA shall provide CLIENT with a copy of each proposed written response to a Regulatory Authority for CLIENT’s review and comment prior to ALTHEA’s submission of such response. ALTHEA shall give all due consideration to any CLIENT comments to each such proposed ALTHEA response, provided CLIENT responds in a timely fashion. Manufacturing deviations and investigations which occur during Production of Drug Product and which are not reasonably likely, in CLIENT’s reasonable discretion, to cause the Production to be non-compliant with cGMP, shall not be deemed to cause such Drug Product to be non-conforming.

4.3	Reserve Samples: CLIENT shall be responsible for obtaining and maintaining sufficient quantities of APIs and Drug Product reserve samples pursuant to cGMP.

4.4	Annual Quality Review: CLIENT shall be responsible for evaluating, at least annually, the quality standards of Drug Product to determine the need for changes in Specifications, manufacturing processes, and/or controlled documents. CLIENT shall supply ALTHEA a copy of the evaluation and recommendations, if any.

4.5	Retention of Records: ALTHEA shall maintain complete and accurate distribution and shipment, manufacturing, analytical, validation, and other records as specified in cGMP related to the Development, Production, and any other services performed hereunder (collectively, the “Production Records”). ALTHEA shall retain all Production Records in accordance with Applicable Legal Requirements, including without limitation cGMP. ALTHEA shall, upon CLIENT’s reasonable request and at CLIENT’s expense, make all Production Records available to CLIENT for inspection and, for Production Records directly pertaining to CLIENT’s Drug Products, copying. ALTHEA shall, prior to destroying any Production Records, provide written notice to CLIENT and permit CLIENT the opportunity to take possession of such records, at CLIENT’s expense.

4.6	Customer Complaints: CLIENT, as required by cGMP, shall maintain complaint files. All specific CLIENT Drug Product-related complaints received by ALTHEA shall be forwarded to CLIENT. CLIENT shall be responsible for

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the review of the complaint to determine the need for an investigation or the need to report to the FDA as required by cGMP. CLIENT shall send to ALTHEA all Drug Product performance or manufacturing-related complaints which require investigation. ALTHEA shall conduct an investigation for each Drug Product performance or manufacturing-related complaint and shall report findings and follow-up of each investigation to CLIENT in a timely manner. CLIENT shall make these complaint files available to ALTHEA in the event they are required during an FDA inspection.
4.7	Audits:

CLIENT, upon prior written notice and during normal business hours, shall have the right to inspect ALTHEA Batch records, Production Records, and any other written and electronic files and documentation related to Development, Production, and/or other services performed hereunder and the portions of ALTHEA’s facility used for Production of Drug Product. CLIENT may conduct routine audits once annually and audits for reasonable cause with appropriate prior notice and consideration of ALTHEA’s schedule as frequently as CLIENT reasonably deems necessary. Each party shall bear its own costs associated with all such CLIENT audits. The Quality Management Agreement set forth in the applicable Project Plan shall govern the parties’ obligations with respect to the results of such audits.

4.8	Regulatory Compliance: Unless otherwise stated, ALTHEA is responsible for compliance with all Applicable Legal Requirements related to Production of pharmaceutical products, Development and Production of Drug Product, and any other services performed by ALTHEA under this Agreement. CLIENT shall be responsible for compliance with all Applicable Legal Requirements related to the use of Drug Product after it has been Produced and delivered by ALTHEA to CLIENT hereunder, which responsibility shall include, without limitation, all contact with the FDA regarding the such use.

4.9	Person in the Plant. CLIENT shall have the right to designate one representative of CLIENT to be present at any time in the ALTHEA facility during normal business hours during the Term of this Agreement to observe the Production of Drug Product. While at the facility, such representative of CLIENT shall be restricted to such areas as are directly relevant to the manufacture of the Drug Product and such other areas as may be otherwise authorized by ALTHEA, and shall comply with all applicable ALTHEA policies and procedures and may, at ALTHEA’s option, be escorted by ALTHEA personnel.

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Article 5, ACCEPTANCE OF DRUG PRODUCT.
5.1	Non-Conforming Drug Product: Within fifteen (15) calendar days from the date of Production of any Batch pursuant to the Project Plan, ALTHEA shall promptly forward to CLIENT, or CLIENT’s designee, samples of such Batch. Within sixty (60) calendar days after receipt by CLIENT of the samples of the Batch and the Released Executed Batch Record for the Batch, CLIENT shall determine whether Drug Product conforms to the Drug Product Specifications, the Master Batch Record, ALTHEA’s current SOPs, and the Project Plan (collectively the “Product Requirements”).
5.1.1	If (a) any Batch of Drug Product is approved by CLIENT as conforming to the Product Requirements, or (b) CLIENT fails to notify ALTHEA within the applicable time period set forth above, or such longer period as may be agreed, that any Batch of Drug Product does not conform to the Product Requirements, then CLIENT shall be deemed to have accepted the Drug Product and waived its right to revoke acceptance.

5.1.2	If CLIENT believes any Batch of Drug Product does not conform to the Product Requirements, it shall notify ALTHEA by telephone, including a detailed explanation of the non-conformity, and shall confirm such notice in writing via overnight delivery to ALTHEA. Upon receipt of such notice, ALTHEA will investigate such alleged non-conformity, and (i) if ALTHEA agrees such Drug Product is non-conforming, deliver to CLIENT a corrective action plan within thirty (30) calendar days after receipt of CLIENT’s written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than CLIENT or ALTHEA, or (ii) if ALTHEA disagrees with CLIENT’s determination that the Batch of Drug Product is non-conforming, ALTHEA shall so notify CLIENT by telephone within the thirty (30) calendar day period and confirm such notice in writing by overnight delivery.

5.1.3	If the parties dispute whether a Batch of Drug Product is conforming or non-conforming, samples of the Batch of Drug Product will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof if non-conforming, shall be binding upon the parties. Unless the Batch is determined to be non-conforming as set forth in this Section 5. 3 due to the fault of ALTHEA, CLIENT shall bear the costs of such laboratory or consultant.
5.2	Remedies for Non Conforming Product: In the event ALTHEA agrees, or the laboratory described in Section 5.1.3 above determines, that the Batch of Drug Product is non-conforming as a result of the negligent or willful act or omission of ALTHEA, [†] or ALTHEA’s breach of this Agreement, then ALTHEA, at CLIENT’s option, shall either (i) at ALTHEA’s expense, and subject to CLIENT, at CLIENT’s expense, supplying the replacement APIs, replace such non-conforming Drug Product within sixty (60) calendar days from receipt of replacement APIs from CLIENT, or (ii) refund the Purchase Price of the non-

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conforming Drug Product to CLIENT (provided that CLIENT has made payment for the non-conforming Drug Product). The remedies described in this Section 5.2 shall not act to limit ALTHEA’s indemnification obligations to the extent provided in Section 13.2 of this Agreement.
5.3	Non-conforming APIs: If Drug Product is rejected by CLIENT, and such Drug Product’s failure to meet the Product Requirements is the result of non-conforming APIs, then such non-conformity shall be deemed not to be non-conforming solely as a result of the negligence of ALTHEA.
Article 6, DRUG PRODUCT RECALLS.
6.1	Drug Product Recalls: In the event CLIENT shall be required to recall any Drug Product because such Drug Product may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency or the Drug Product Specifications, or in the event that CLIENT elects to institute a voluntary recall, CLIENT shall be responsible for coordinating such recall. CLIENT promptly shall notify ALTHEA if any Drug Product is the subject of a recall and the basis for such recall. CLIENT shall provide ALTHEA with a copy of all documents concerning such recall that are related to the Development or Production services provided by ALTHEA to CLIENT. ALTHEA shall cooperate with CLIENT in connection with any recall, at CLIENT’s expense. CLIENT shall be responsible for all of the costs and expenses of such recall, except to any extent that ALTHEA may have an obligation to indemnify CLIENT in accordance with the provisions of Section 13.2.
Article 7, FORCE MAJEURE; FAILURE TO SUPPLY.
7.1	Force Majeure Events: Failure of either party to perform under this Agreement (except the obligation to make payments) shall not subject such party to any liability to the other if such failure is caused by any cause beyond the reasonable control of the affected party, including without limitation acts of God, acts of terrorism, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any new order or regulation of any government entity that could not reasonably be anticipated, provided that written notice of such event is promptly given to the other party and that the affected party resumes performance hereunder as soon as reasonably possible.

7.2	Failure to Supply: If ALTHEA fails to supply all or any material part of Drug Product ordered by CLIENT, CLIENT may require ALTHEA to supply the undelivered Drug Product or a lesser quantity at a future date agreed upon by ALTHEA and CLIENT, at no additional cost to CLIENT. The provisions of this Section 7.2 shall be without prejudice to CLIENT’s rights under Section 3.2 and 13.2 and remedies provided for thereunder.

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Article 8, CHANGES IN PRODUCTION.
8.1	Changes to Master Batch Records and Product Specifications: ALTHEA agrees to inform CLIENT within fifteen (15) days of the result of any regulatory development or changes to Drug Product-specific SOPs that materially affect the Production of Drug Product. ALTHEA shall notify CLIENT of and receive written approval from CLIENT for changes to Master Batch Records and Drug Product Specifications prior to the Production of subsequent Batches of Drug Product.

8.2	Product-Specific Changes: If facility, equipment, process or system changes are required of ALTHEA as a result of new requirements that FDA or any other Regulatory Authority promulgates after initiation of the Project Plan, and such regulatory changes apply primarily to the Production and supply of one or more Drug Products, then CLIENT and ALTHEA will review such requirements and agree in writing to such facility, equipment, process or system changes, and CLIENT shall bear 100% of the reasonable costs thereof. In the event that CLIENT chooses not to bear the costs of such changes, then CLIENT may cancel any uninitiated Production of Drug Product without incurring any Cancellation Fees or other penalties hereunder.
Article 9, CONFIDENTIALITY.
9.1	Confidentiality: It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose its Confidential Information to the other party. Except as otherwise set forth herein, (a) neither party shall disclose the other party’s Confidential Information to any third party, and (b) neither party shall use the other party’s Confidential Information except for purposes consistent with this Agreement. Each party agrees to take the same measures that it takes to protect its own Confidential Information, and at a minimum all reasonable steps, to prevent disclosure of the other party’s Confidential Information to third parties. No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency or Regulatory Authority approvals or licenses or to obtain patents with respect to the Drug Product.
9.2	Prior Confidentiality Agreement: This Agreement, by reference, incorporates the Confidentiality Agreement signed by CLIENT and ALTHEA on June 14, 2005, which is made a part hereof as though fully set forth herein.

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9.3	Third Party Disclosure: ALTHEA shall be permitted to disclose Drug Product information to Subcontractors approved by CLIENT in accordance with Section 2.14 above in connection with performance of by Subcontractors of their obligations with respect to Drug Product, provided that such Subcontractors shall be subject to confidentiality obligations at least as stringent as those set forth herein. In addition, either party may disclose Confidential Information of the other party to those Affiliates, agents and consultants who need to know such information to accomplish the purposes of this Agreement (collectively, “Permitted Recipients”); provided such Permitted Recipients are bound to maintain such Confidential Information in confidence under written agreements with confidentiality obligations at least as stringent as those set forth herein. Nothing in this Section 9 shall be construed to limit CLIENT’s ability to use and disclose Confidential Information related to its Drug Product(s) as part of any submission to FDA or other regulatory authority.
9.4	Litigation and Governmental Disclosure: Each party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for (a) prosecuting or defending litigation, (b) complying with applicable governmental statutes or regulations or with judicial or administrative process, or (c) CLIENT’s conduct of pre-clinical or clinical trials of Drug Product, provided that if a party is required by law, regulation, or judicial or administrative process, or as a result of litigation, to make any such disclosure of the other party’s Confidential Information, the party subject to such legal requirement or litigation will, when reasonably practicable, give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

9.5	Limitation of Disclosure: The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or judicial or administrative orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized in Sections 9.4 or 9.6, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.

9.6	Publicity. Except as part of any regulatory submission by CLIENT, or except as may be otherwise required by law or regulation after first providing reasonable advance notice to the other party, or except as otherwise expressly set forth herein, neither party may use the other party’s name in any promotional material, advertising, press releases, or other materials without in each case the prior written consent of the other party. ALTHEA hereby consents to CLIENT’s disclosure of this Agreement and ALTHEA’s name to CLIENT’s current and potential employees, consultants, directors, professional advisors, shareholders, investors and business partners.

9.7	Return of Confidential Information. Upon the expiration or any termination of this Agreement, each party shall, upon the request of the other party, return such

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other party’s Confidential Information to such other party, provided, however, that the party returning such Confidential Information shall be entitled to retain one copy of all such Confidential Information to ensure its compliance with this Agreement and/or any Applicable Legal Requirements.
9.8	Duration of Confidentiality: All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire ten (10) years after the expiration or earlier termination of this Agreement.
Article 10, INTELLECTUAL PROPERTY.
10.1	Existing Intellectual Property: Except as the parties may otherwise expressly agree in writing or as set forth herein, each party shall continue to own its patents, trademarks, service marks, trade dress, copyrights, trade secrets, proprietary methods, discoveries, inventions, compositions, products, procedures, know-how, data, reports, programs, processes, protocols, written or electronic writings, illustrations, images, and any other form of proprietary rights (collectively, “Intellectual Property”) that exist as of the Effective Date, without conferring any interests therein on the other party, except as expressly provided herein. Without limiting the generality of the preceding sentence, CLIENT shall retain all right, title and interest arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations in and to all Intellectual Property of Client (collectively, “CLIENT’s Existing Intellectual Property”), including without limitation all Drug Products, APIs (where applicable), all Labeling and trademarks associated therewith. Neither ALTHEA nor any third party shall acquire any right, title or interest in CLIENT’s Intellectual Property by virtue of this Agreement or otherwise. ALTHEA shall retain all right, title and interest in and to all Intellectual Property owned by ALTHEA (“ALTHEA’s Existing Intellectual Property”), except as provided in Section 10.2 below.

10.2	New ALTHEA Inventions: ALTHEA shall own all right, title and interest in and to Inventions that are conceived, reduced to practice, or created solely by ALTHEA’s Representatives during the course of performance under this Agreement if such Inventions are not specific to CLIENT’s Drug Products and are generally applicable to products that are not competitive with (i.e., do not directly or indirectly reduce the market for) CLIENT’s pharmaceutical products (“ALTHEA Inventions”). ALTHEA hereby grants CLIENT a fully paid-up, irrevocable non-exclusive license to (a) all ALTHEA Inventions solely to the extent necessary or beneficial for CLIENT to develop, manufacture, commercialize and market its pharmaceutical products and (b) any of ALTHEA’s Existing Intellectual Property that ALTHEA incorporates into the Development or Production of CLIENT’s Drug Products, solely to the extent necessary or beneficial for CLIENT to develop, manufacture, commercialize and market CLIENT’s Drug Products.

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10.3	New CLIENT Inventions: For purposes of this Agreement, “Invention” shall mean information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable. CLIENT shall own all right, title and interest in and to Inventions that are conceived, reduced to practice, or created solely by CLIENT’s employees, officers, consultants or agents (“Representatives”) during the course of performance under this Agreement. CLIENT shall also own all right, title and interest in and to (a) Inventions that are conceived, reduced to practice, or created by ALTHEA’s Representatives, solely or jointly with CLIENT’s Representatives or third parties, during the course of performance under this Agreement or as a result of receiving CLIENT’s Confidential Information, including without limitation all such Inventions that relate to any improvement, modification or advancement of CLIENT’s Drug Products and all methods and procedures for analyzing, testing, formulating, manufacturing, packaging or using CLIENT’s Drug Products, but excluding all ALTHEA Inventions (as defined below), and (b) all other work product, methods, procedures, reports and data resulting from ALTHEA’s performance under this Agreement that directly relate to CLIENT’s Drug Products.
10.4	Rights in Intellectual Property: The party owning Inventions or other Intellectual Property as set forth herein above shall have the world wide right to control the drafting, filing, prosecution, maintenance and enforcement of patents covering the Inventions and Intellectual Property, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each party will cooperate with the other party in the filing and prosecution of patent applications, including the execution of assignments to confirm title as set forth above and further including but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

10.5	Confidentiality of Intellectual Property: Each Party’s Inventions and Intellectual Property shall be deemed to be the Confidential Information of the party owning such Intellectual Property as provided herein above. The protection of each party’s Confidential Information is described in Article 9. Any disclosure of information by one party to the other under the provisions of this Section 10 shall be treated as the disclosing party’s Confidential Information under this Agreement. It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party to use or disclose the other party’s Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

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Article 11, REPRESENTATIONS AND WARRANTIES.
11.1	Mutual Representations: Each party hereby represents and warrants that (a) the person executing this Agreement on behalf of such party is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.2	ALTHEA Warranty: ALTHEA represents and warrants that Drug Product shall be Produced in accordance with cGMP. ALTHEA further represents and warrants that it has obtained (or will obtain prior to Producing Drug Product), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations (the “Permits”) which are required under Applicable Legal Requirements or as specified in the Project Plan, the Master Batch Records, the Specifications or the ALTHEA SOPs; provided, however, ALTHEA shall have no obligation to obtain Permits relating to the sale, marketing, commercial distribution or use of APIs or Drug Product or with respect to the Labeling of Drug Product. ALTHEA further represents and warrants that the Drug Product supplied hereunder shall not be adulterated or misbranded within the meaning of the FD&C Act or comparable law, provided, however, that the warranty in this sentence shall not apply to any such adulteration or misbranding that occurred due to information provided by CLIENT or that occurred after the Drug Product leaves ALTHEA’s control. ALTHEA further represents and warrants that it shall perform all Development, Production, and other services hereunder in full compliance with all Applicable Legal Requirements and all other requirements of this Agreement. ALTHEA makes no representation or warranty with respect to the sale, marketing, commercial distribution or use of the APIs or as to printed materials supplied by CLIENT or its consignee. ALTHEA further represents and warrants that all Drug Product supplied hereunder shall be transferred free and clear of any liens or encumbrances of any kind arising through ALTHEA or its Affiliates or their respective agents. ALTHEA further represents and warrants that it has no knowledge of any patents or other Intellectual Property rights that would be violated by ALTHEA’s performance hereunder.

11.3	Disclaimer of Warranties: Except for those warranties set forth in Sections 11.1 and 11.2 of this Agreement, neither party makes any warranties, written, oral, express or implied, with respect to Drug Product or the Development and Production of Drug Product. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY ALTHEA AND BY CLIENT. NO WARRANTIES OF EITHER PARTY MAY BE CHANGED BY THE

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ORAL STATEMENT OF ANY REPRESENTATIVE OF SUCH PARTY. CLIENT accepts Drug Product subject to the terms hereof.
11.4	CLIENT Warranties: CLIENT warrants that (a) it has the right to give ALTHEA any information provided by CLIENT hereunder, and that ALTHEA has the right to use such information for the Production of Drug Product, and (b) CLIENT has no knowledge of any (i) patents or other Intellectual Property rights that would be infringed by ALTHEA’s performance hereunder. CLIENT further warrants that the APIs provided to ALTHEA hereunder (c) conforms to the APIs Specifications and (d) is not adulterated or misbranded within the meaning of the FD&C Act.
Article 12, LIMITATION OF LIABILITY AND WAIVER OF SUBROGATION.
12.1	Limitation of Liability: CLIENT’s sole and exclusive remedy for breach of this Agreement is limited to those remedies set forth in Article 5, at CLIENT’s election, to either replace the non-conforming Drug Product or reimburse CLIENT for the Purchase Price for the non-conforming Drug Product and as provided in Article 6, [†] (b) ALTHEA’s grossly negligent act or omission or willful misconduct, or (c) any breach by ALTHEA of the Applicable Legal Requirements. Under no circumstances shall either party be liable hereunder to the other party for the other party’s loss of use or profits or other incidental, indirect, special, punitive, or consequential damages, losses or expenses suffered by the other party, including but not limited to the cost of cover or the cost of a recall (except as provided in Article 6) in connection with, or by reason of the Production and delivery of Drug Product under this Agreement whether such claims are founded in tort or contract.

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12.2	Waiver of Subrogation: All ALTHEA Supplied Components and equipment used by ALTHEA in the Production of Drug Product (collectively, “ALTHEA Property”) shall remain the property of ALTHEA and ALTHEA assumes risk of loss for such property until delivery of Drug Product to a common carrier as specified under Section 2.8, at which point the ALTHEA Supplied Components that have been incorporated into the Drug Product shall be deemed owned by CLIENT as further described in Section 2.8 above. ALTHEA hereby waives any and all rights of recovery against CLIENT and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to ALTHEA Property to the extent the loss or damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement). CLIENT assumes all risk of loss for all CLIENT Supplied Components, all APIs supplied by CLIENT, and all Drug Product (collectively, “CLIENT Property”) while such CLIENT Property is in CLIENT’s possession. CLIENT hereby waives any and all rights of recovery against ALTHEA and its Affiliates, and against any of their respective directors, officers, employees, agents or representatives, for any loss or damage to the CLIENT Property to the extent the loss of damage is covered or could be covered by insurance (whether or not such insurance is described in this Agreement).
12.3	Waiver of Claims: In connection with providing Development services, ALTHEA represents only that it will use reasonable care and will comply fully with the terms hereof in providing information solely as it relates to development studies, formulation, primary packaging and manufacturing process development. Except as otherwise expressly set forth herein, ALTHEA makes no representation or warranty relating to the stability, efficacy, safety, or toxicity of Drug Product developed, formulated, packaged or manufactured in accordance with the Development services provided by ALTHEA.
Article 13, INDEMNIFICATION.
13.1	CLIENT Indemnification: CLIENT shall indemnify, defend and hold harmless ALTHEA and its Affiliates, and any of their respective directors, officers, employees, subcontractors and agents (collectively the “ALTHEA Indemnified Parties”) from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney’s fees) arising out of or in connection with property damage or personal injury (including without limitation death) suffered by any third party (collectively “Claims”) arising directly out of (a) CLIENT’s storage, promotion, labeling, marketing, distribution, use or sale of APIs or Drug Product, (b) CLIENT’s negligence or willful misconduct or omission, or (c) CLIENT’s breach of this Agreement. Notwithstanding the foregoing, CLIENT shall have no obligations under this Section 13.1 to the extent that any such Claim arises out of the negligence or willful misconduct or omission of any of the ALTHEA Indemnified Parties or the breach by ALTHEA of its obligations under this Agreement.

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13.2	ALTHEA Indemnification: ALTHEA shall indemnify, defend and hold harmless CLIENT and its Affiliates and any of their respective directors, officers, employees, subcontractors and agents (collectively the “CLIENT Indemnified Parties”) from and against any and all Claims arising directly out of (a) the negligent act or omission of any of the ALTHEA Indemnified Parties (provided that ALTHEA’s liability under this subsection (a) only shall be limited to the amounts paid to ALTHEA by Omeros under this Agreement), (b) the grossly negligent act or omission or intentional misconduct of any of the ALTHEA Indemnified Parties, (c) the breach by any of the ALTHEA Indemnified Parties of any of the Applicable Legal Requirements or (d) the breach by any of the ALTHEA Indemnified Parties of Article 9 (Confidentiality) or Article 10 (Intellectual Property) above. Notwithstanding the foregoing, ALTHEA shall have no obligations under this Section 13.2 to the extent that any such Claim arises out of (i) the negligence or willful misconduct or omission of any of the CLIENT Indemnified Parties, or (ii) the breach by CLIENT of any of its obligations under this Agreement.
13.3	Indemnitee Obligations: A party (the “Indemnitee”) which intends to claim indemnification under this Article 13 shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees, subcontractors, or agents, intend to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the Indemnitee’s rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its Affiliates, and their respective directors, officers, employees, subcontractors and agents shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article 13. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

13.4	Injunction: In the event that the Production or sale of a Drug Product is enjoined due to alleged infringement by either party of the proprietary rights of a third party, such action shall be deemed a breach of this Agreement by CLIENT and subject to the terms of Article 3, except to the extent that any such injunction

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arises out of ALTHEA’s use of its standard methods, techniques, and processes that ALTHEA uses generally in performing services for its customers.
Article 14, INSURANCE.
14.1	CLIENT Insurance: CLIENT shall procure and maintain, during the Term of this Agreement and for a period one (1) year beyond the expiration date of Drug Product, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the “CLIENT Insurance”). The CLIENT Insurance shall cover amounts not less than [†] combined single limit and shall be with an insurance carrier reasonably acceptable to ALTHEA. ALTHEA shall be named as an additional insured on the CLIENT Insurance and, upon ALTHEA’s written request, CLIENT promptly shall deliver a certificate of CLIENT Insurance and endorsement of additional insured to ALTHEA evidencing such coverage. If CLIENT fails to furnish such certificates or endorsements, or if at any time during the Term of this Agreement ALTHEA is notified of the cancellation or lapse of the CLIENT Insurance, and CLIENT fails to rectify the same within ten (10) calendar days after notice from ALTHEA, in addition to all other remedies available to ALTHEA hereunder, ALTHEA, at its option, may obtain the CLIENT Insurance and CLIENT promptly shall reimburse ALTHEA for the cost of the same. Any deductible and/or self insurance retention shall be the sole responsibility of CLIENT.

14.2	ALTHEA Insurance: ALTHEA shall procure and maintain, during the Term of this Agreement and for a period of one (1) year beyond the expiration date of Drug Product, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the “ALTHEA Insurance”). The ALTHEA Insurance shall cover amounts not less than [†] combined single limit. CLIENT shall be named as an additional insured on the ALTHEA Insurance and, upon CLIENT’s written request, ALTHEA promptly shall deliver a certificate of ALTHEA Insurance and endorsement of additional insured to CLIENT evidencing such coverage. If ALTHEA fails to furnish such certificates or endorsements, or if at any time during the Term of this Agreement CLIENT is notified of the cancellation or lapse of the ALTHEA Insurance, and ALTHEA fails to rectify the same within ten (10) calendar days after notice from CLIENT, in addition to all other remedies available to CLIENT hereunder, CLIENT, at its option, may obtain the ALTHEA Insurance and ALTHEA promptly shall reimburse CLIENT for the cost of the same. Any deductible and/or self insurance retention shall be the sole responsibility of ALTHEA.

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Article 15, GENERAL PROVISIONS.
15.1	Notices: All notices hereunder shall be delivered by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:

If to CLIENT:
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, WA 98101
Attention: Chairman & CEO

And copy to: General Counsel

Fax: (206) 264.7856
Phone: (206) 623.4688

If to ALTHEA:	Althea Technologies, Inc.
11040 Roselle Street
San Diego, CA 92121
Attn: Alan Moore
Executive Vice President and Chief Business Officer

Telephone: (858) 882-0123
Facsimile: (858) 882-0133
For specific inquiries, the following ALTHEA responsible parties may be contacted directly:

Project Manager	Rick Hancock

Quality Control and Quality Assurance Manager	Roy Musil

Materials Manager	Melissa Rosness
For specific inquiries, the following CLIENT responsible parties may be contacted directly:

Project Manager

Quality Control Manager

Materials Manager

Quality Assurance Manager
Notices shall be effective on the day following the date of transmission if sent by facsimile, and on the second business day following the date of delivery to the overnight delivery service if sent by overnight delivery. A party may change its address listed above by notice to the other party given in accordance with this section.

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15.2	Entire Agreement; Amendment: The parties hereto acknowledge that this Agreement, including any Project Plans executed in accordance with the terms hereof and any other documents expressly incorporated by reference, sets forth the entire agreement and understanding of the parties and supercedes all prior written or oral agreements or understandings with respect to the subject matter hereof. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by an authorized agent or representative of both parties hereto. No course of dealing or usage of trade shall be used to modify the terms and conditions herein. In the event of any inconsistency between the terms within the body of this Agreement and the terms contained in any Project Plan, including without limitation any Quality Management Agreement within any such Project Plan, the terms within the body of this Agreement shall govern.

15.3	Waiver: None of the provisions of this Agreement shall be considered waived by any party hereto unless such waiver is agreed to, in writing, by authorized agents of both parties. The failure of a party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law shall not be deemed a waiver of any rights of any party hereto.

15.4	Obligations to Third Parties: Each party warrants and represents that this Agreement is not inconsistent with any contractual obligations, expressed or implied, undertaken with any third party.

15.5	Assignment: This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld or delayed, except that no consent shall be required in the case of a transaction involving the merger, consolidation or sale of all or substantially all of that portion of the assigning party’s business assets to which this Agreement relates and the resulting entity assumes all the obligations under this Agreement. ALTHEA may, without such consent, assign this Agreement to an Affiliate of ALTHEA, provided that all Development, Production, and other services to be performed hereunder shall continue to be performed at the same facility at which they were previously performed or at which it was contemplated by the parties that they would be performed, and provided further that the assignee assumes all obligations of ALTHEA under this Agreement. No assignment shall relieve any party of responsibility for the performance of its obligations hereunder.

15.6	Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

15.7	Taxes: CLIENT shall pay all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale of Drug Product to CLIENT

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pursuant to this Agreement or the sale or distribution of Drug Product by CLIENT (or at CLIENT’s sole expense, defend against the imposition of such taxes and expenses). ALTHEA shall notify CLIENT of any such taxes that any governmental authority is seeking to collect from ALTHEA, and CLIENT may assume the defense thereof in ALTHEA’s name, if necessary, and ALTHEA agrees to fully cooperate in such defense to the extent of the capacity of ALTHEA, at CLIENT’s expense. Any such taxes, assessment, or tariffs to be paid by CLIENT hereunder shall be separately itemized on invoices provided to CLIENT. ALTHEA shall pay all national, state, municipal or other taxes on the income resulting from the sale by ALTHEA of the Drug Product to CLIENT under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.
15.8	Independent Contractor: ALTHEA shall act as an independent contractor for CLIENT in providing the services required hereunder and shall not be considered an agent of, or joint venturer with, CLIENT. Unless otherwise provided herein to the contrary, ALTHEA shall furnish all expertise, labor, supervision, machining and equipment necessary for performance hereunder and shall obtain and maintain all building and other Permits and licenses required by public authorities.

15.9	Governing Law: This Agreement is being delivered and executed in the State of California. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of California, without regard to the principals of conflicts of laws.

15.10	Attorney’s Fees: The successful party in any litigation or other dispute resolution proceeding to enforce the terms and conditions of this Agreement shall be entitled to recover from the other party reasonable attorney’s fees and related costs involved in connection with such litigation or dispute resolution proceeding.

15.11	Severability: In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

15.11	Headings, Interpretation: The headings used in this Agreement are for convenience only and are not part of this Agreement.

15.12	Facsimile Copies, Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution by facsimile or original, and a facsimile signature shall be deemed to be and shall be as effective as an original signature.

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IN WITNESS WHEREOF, the parties hereto have each caused this Drug Product Development and Clinical Supply Agreement to be executed by their duly-authorized representatives as of the Effective Date above written.

OMEROS CORPORATION		ALTHEA TECHNOLOGIES, INC

By:	/s/ Gregory A. Demopulos	By:	/s/ W. Alan Moore

Name:	Gregory A. Demopulos, M.D.	Name:	W. Alan Moore

Title:	Chairman & CEO	Title:	Executive VP and CBO

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Project Plan for cGMP Fill and
Finish and Stability Testing
Prepared for:
Wayne Gombotz, Ph.D.
Vice President, Pharmaceutical Operations
Omeros Corporation
1420 Fifth Avenue, Suite 2600
Seattle, WA 98101
206-623-4688 (phone)
206-264-7856 (fax)
Prepared by:
Althea Technologies 11040
Roselle Street San Diego,
CA 92121 858-882-0123
858-882-0133 (fax)

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TABLE OF CONTENTS

1. Outline of Deliverables

2. Detailed Description of Deliverables and Pricing Summary

3. Specifications and Stability Testing Outlines

4. Quality Agreement

5. Project Total

6. Authorizations

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1. Outline of Deliverables
A. Timing of Deliverables
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B. Summary of Deliverables to Omeros Corporation
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2. Detailed Description of Deliverables and Pricing Summary
A. Detailed Description of Fill and Finish Deliverables and Pricing Summary

Service Description	Units	Unit Price	Total Price

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A. Detailed Description of Fill and Finish Deliverables and Pricing Summary continued

Service Description	Units	Unit Price	Total Price

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Fill and Finish Total			[†]

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B. Detailed Description of Stability Testing and Analytical Transfer Deliverables and Pricing Summary

Service Description	Units	Unit Price	Total Price

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Stability and Analytical Transfer Total			[†]

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C. Payment Schedule
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Milestone	Invoice Amount
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3. Specifications

Assay	Test	Specification
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Stability Testing Outlines
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4. Quality Agreement
Purpose
The Quality Management Agreement has been developed to define the regulatory compliance roles and responsibilities of Omeros Corporation (Omeros) and Althea Technologies (Althea). The Quality Management Agreement shall constitute part of the agreement between Omeros and Althea and may be revised from time to time on the basis of mutual agreement of the parties. In the event of a conflict between the provisions of the Drug Product Development and Clinical Supply Agreement and Quality Management Agreement, the provisions of the Drug Product Development and Clinical Supply Agreement shall prevail.
Definitions
“Agreement” shall mean the Drug Product Development and Clinical Supply Agreement executed between Omeros and Althea on Date.
“cGMP” shall mean Current Good Manufacturing Practices as promulgated under the US Federal Food Drug and Cosmetic Act and 21 CFR sections 210, 211, 600 and 610
“Party” means either Omeros or Althea
“Parties” means both Omeros and Althea
“Products” shall mean Omeros drug products and all intermediate precursors Regulatory Activities

Roles of the parties
Omeros will be the holder the IND or equivalent and the holder of the registration submission and subsequent license. Althea will support these submissions as a contract manufacturer under the direction of Omeros.
Regulatory submissions
Omeros will be responsible for the submission of documentation to regulatory authorities in support of the Products. Althea will provide Omeros with the information necessary to complete regulatory submissions in a timely and effective manner.
Althea and Omeros will mutually agree upon responses, which Omeros will make, to FDA questions and requests regarding production processes and product testing relevant to Althea.
Inspections
Omeros will inform Althea in a timely fashion when regulatory agencies are seeking to schedule inspections concerning the Products at Althea’s facilities.
Omeros will be permitted two representatives during the opening, closing and daily wrap up portions of the inspection at Althea’s facilities.

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Althea’s communication and commitments with regulatory inspectors will be limited to matters outside of Omeros’ regulatory submissions, and Omeros will be informed of all such communication and commitments that could impact Omeros’ regulatory submissions. Althea and Omeros will mutually agree upon responses, which Omeros will make, to FDA questions and requests regarding production processes and product testing. Omeros will determine and make all other responses to regulatory authorities.
Compliance
Roles of the parties
Althea, in its activities under the Agreement, is responsible for cGMP, other applicable guidelines and Althea SOPs.
Omeros, in its activities under the Agreement, is responsible for cGMP and applicable guidelines and with confirming Althea’s cGMP, other applicable guidelines and Althea SOPs.
Audits
Omeros has the right to perform one audit of Althea facilities, laboratories and warehouses each year for the purposes of confirming Althea’s compliance with cGMP, applicable guidelines and Althea SOPs in the manufacture, testing and validation of the Product. The audit will be limited to 2 business days to occur on mutually agreed upon dates.
Omeros may also perform an annual audit of each Althea subcontractor involved in the manufacture, testing and validation of the Product, providing that Omeros provides Althea with prior written notification of its intent to audit. Althea will provide commercially reasonable efforts to facilitate the scheduling and execution of Omeros’ audits of subcontractors.
In addition to the annual compliance audit, Omeros may also audit Althea and its subcontractors in the event of failure or recall of a product lot.
At the conclusion of each audit, Omeros will hold a wrap up meeting with Althea and/or its subcontractors to review all significant audit observations.
Within 60 days of each audit it performs at Althea and its subcontractors, Omeros will provide Althea with a written report of its observations and recommendations. Within 60 days of receipt of Omeros’ audit report, Althea and/or its subcontractors will provide a written response to Omeros including a response to all Omeros observations and details regarding corrective actions.
Documentation
Althea is responsible for generating and maintaining records of equipment usage, cleaning and maintenance.
Althea is responsible for developing documentation to support the manufacturing, testing and validation of the Product. All documents and procedures which are specific to the product must be approved by Omeros prior to implementation. Althea will provide Omeros with copies of all documents used in the production, testing and validation of the Product.
Changes to documentation will be implemented according to the Change Control section of this document.
Althea is responsible for maintaining Product batch production and testing records for the period of product expiry plus one year. Written authorization from Omeros QA is required prior to the movement

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or destruction of Product records. When Althea is no longer willing or able to store Product records, Omeros may have the records destroyed, or transferred to an alternate storage location at Omeros’ expense.
Product Release
Althea and Omeros will each identify a Quality Assurance representative who will function as the points of contact between the companies for the purposes of communication regarding product release and regulatory compliance activities.
Althea will propose sources and specifications for raw materials and components to be used in the manufacture of the Product. Omeros will be responsible for approving all sources for raw materials and components used in the manufacture of the Product.
Althea and Omeros will mutually agree upon testing specifications for the Product. The parties will mutually agree in writing to all changes to specification prior to implementation.
Althea may subcontract some or all of the Product testing subject to prior written approval by Omeros.
Althea is responsible for control and monitoring of the Product manufacturing process and production facility.
Althea is responsible for reviewing product lot records, test results and specifications and determining whether to reject the lot or issue Althea’s release to Omeros QA. Omeros QA is responsible for the formal release of each Product lot.
Althea will issue a Certificate of Analysis and Certification of Compliance to Omeros for each lot that receives Althea’s release. The Certificate of Analysis will contain a summary of the product test results, specifications and test methods. The Certificate of Compliance will contain a statement signed by Althea’s QA representative stating that the lot has been manufactured and tested in compliance with cGMP, Althea procedures and applicable guidelines.
Omeros may request additional documentation to support its review and release of Product lots, including but not limited to copies of Batch Production Records, testing results, raw data from Product testing and in-process test results.
Omeros will make reasonable efforts to release each lot within 90 days of receipt of the Certificate of Analysis, Certificate of Compliance and requested documents.
Althea will store and ship the Product according to written Omeros instructions and in compliance with cGMP.
Product Recall
Omeros is responsible for instituting and facilitating a Product recall.
Omeros will notify Althea in a timely fashion when a Product recall may be due to issues related to the manufacturing of the Products.
In the event that a Product recall may be due to manufacture of the Products, Althea will provide Omeros complete information regarding the relevant Product lots including, but not limited to trace

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trees, equipment and facility data, etc. Althea will provide this information to Omeros within 10 business days of receipt of the request from Omeros.
At Omeros’ request and under Omeros’ direction, Althea will support communication with regulatory authorities.
Change Control
All changes to procedures, documents and equipment used in the manufacture, testing and validation of the Product must be mutually approved by Althea and Omeros in writing prior to implementation.
Validation
All validation specific to the Product must be executed according to protocols approved prior to execution by Omeros.
Althea will provide Omeros with copies of all validation reports used to support manufacture and testing of the Product, upon request.
Investigations
Althea will notify Omeros of all excursions, deviations, observations and investigations which could impact past, current or future lots of the Product.
Althea will notify Omeros of all Product testing failures within 2 business days, and prior to initiating retesting.
All investigations concerning the Product and conducted at Althea will be reviewed and approved by Althea and Omeros.
Product Supply Roles of the parties

Althea will perform manufacture, testing and validation of the Products in its facilities.
Omeros is authorized to have 2 representatives present at Althea’s manufacturing facilities during Product manufacture, testing and/or validation. Additional Omeros representatives may be permitted when mutually agreed with Althea.
Authorization of production
Manufacture of the Product at Althea will be authorized in accordance with the Agreement
Lot numbers
Althea is responsible for assigning and tracking unique identifier numbers to each lot of raw material, component, product intermediate and Product.
Dates of production and expiration
The dates of manufacture will be determined by, and documented in, the Batch Production Records. The expiration date of the Product will be determined by Omeros.

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Dispute Resolution
Disputes concerning the acceptability of Product lots or general compliance issues will be resolved by the Quality Assurance representatives of the Parties. If the dispute is not resolved after 30 days, either Party may upon written notification to the other request that the dispute be resolved according to the provisions of the Agreement.

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5. Summary Pricing

FILL AND FINISH TOTAL	[†]

STABILITY AND ANALYTICAL TRANSFER TOTAL	[†]

PROJECT TOTAL	[†]

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6. Authorizations
IN WITNESS WHEREOF, the parties hereto have each caused this Project Plan to be executed by their duly-authorized representatives as of January 20, 2006.

OMEROS CORPORATION		ALTHEA TECHNOLOGIES, INC

By:	/s/ Gregory A. Demopulos	By:	/s/ Rick Hancock

Name:	Gregory A. Demopulos, M.D.	Name:	Rick Hancock

Title:	Chairman & CEO	Title:	COO

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ALTHEA CONFIDENTIAL